EXHIBIT 10.8

            SECOND AMENDED AND RESTATED EXCLUSIVE MARKETING AGREEMENT

     This SECOND AMENDED AND RESTATED EXCLUSIVE MARKETING AGREEMENT (the "Agreement") is entered into as of the 21st day of September, 2005 by and between SunnComm International, Inc., a Nevada corporation with a principal place of business at 668 North 44th Street, Suite 248, Phoenix, Arizona 85008 ("SunnComm") and MediaMax Technology Corporation, a Nevada corporation with a principal place of business at 668 North 44th Street, Suite 233, Phoenix, Arizona 85008 ("MM").

     WHEREAS, the parties hereto are parties to an Exclusive Marketing Agreement regarding the subject matter hereof dated February 2, 2004 (the "Original Agreement") and a First Amended and Restated Exclusive Marketing Agreement regarding the subject matter hereof dated June 11, 2005 (the "First Amendment");

     WHEREAS, the parties have agreed to amend and restate the Original Agreement, as amended and restated by the First Amendment, in its entirety as set forth herein, provided that this Agreement shall become effective only if certain events occur as set forth herein;

     WHEREAS,   SunnComm  has  created  certain   products  known  as  MediaMax,
MediaCloQ, and Perfect Placement, as more fully described herein, which are proprietary to SunnComm;

     WHEREAS, in furtherance of the marketing of SunnComm's products, SunnComm desires to engage MM to provide SunnComm with the marketing services described herein, and MM desires to provide such services to MM; and

     WHEREAS, the parties have executed an Agreement and Plan of Merger (the "Merger Agreement") on June 11, 2005,

     NOW, THEREFORE, in consideration of the anticipated receipt by SunnComm from outside investors of investment proceeds with respect to the sale of certain registered shares of MM owned by SunnComm, and in consideration of their mutual promises set forth below and other valuable consideration, the parties agree as follows:


1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

     (a) "Customers" shall mean those persons and entities who license one or more Products from SunnComm.

     (b) "Products" shall mean the object code version of the products described on Schedule A to this Agreement and any other products which at any time and from time to time after the date hereof SunnComm owns, develops or otherwise has the right to license in the manner provided herein, with all documentation provided with the products and any updates or enhancements to the products that SunnComm generally releases to its customers.

     (c) "Trademarks" shall mean the trademarks and service marks listed on Schedule B to this Agreement and any other names, designations, trademarks, and service marks used from time to time by SunnComm in connection with the Products.

     (d) Any other capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Merger Agreement.

2. Effectiveness. Except as provided in Section 3.7(b)(iii) and Section 3.9, this Agreement shall become effective only upon the termination of the Merger Agreement by MM pursuant to Section 8.01(b), 8.01(d), 8.01(e) or 8.01(h) of the Merger Agreement or by SunnComm pursuant to Section 8.01(g) of the Merger Agreement. Upon the occurrence of any such termination of the Merger Agreement, this Agreement shall automatically become effective without any further action required on the part of either party hereto.

     Notwithstanding anything herein to the contrary, the terms, conditions, rights and obligations set forth in the Original Agreement, as amended by the First Amendment, shall continue in full force and effect until such time as this Agreement becomes effective, except that Paragraph 3.7(b)(iii) shall become effective as set forth therein.

3. Appointment; Licenses.

     3.1 Appointment. Subject to the terms and conditions of this Agreement, SunnComm hereby appoints MM, and MM hereby accepts such appointment and agrees to act, as the exclusive marketing representative of the Products throughout the world.

     3.2 Grant and Term of License to MM. Subject to the terms and conditions of this Agreement, SunnComm hereby grants to MM, and MM hereby accepts, the following nontransferable licenses:

     (a) an exclusive and irrevocable worldwide license to promote and market the Products, including any and all modifications, corrections, improvements and enhancements of the Products and any materials and documentation provided for use in connection with the Products for a term of five years after the effective date of this Agreement (the date on which the entirety of this Agreement becomes effective pursuant to Section 2 hereof); and; thereafter becoming an non-exclusive Agreement for perpetuity; and

     (b) a non-exclusive license to use the Products solely for the following purposes: (i) demonstrating the operation and capabilities of the Products to prospective Customers, and (ii) training MM's marketing and support personnel.

3.3 Assignment of Trademarks; Grant of License to SunnComm.


     (a) SunnComm shall on the effective date of this Agreement assign to MM all of its right, title and interest in the Trademarks which had not been previously assigned to MM by way of an Assignment of Trademarks in the form attached hereto as Schedule C.

     (b) MM hereby grants to SunnComm a non-exclusive license to use the Trademarks solely in conjunction with SunnComm's licensing of the Products in compliance with this Agreement. SunnComm will not use the Trademarks or confusingly similar marks in connection with any goods or services other than as specified herein or as otherwise specified by MM. Specifications for use of the Trademarks may be provided by MM from time to time. All rights in the Trademarks, registrations of the Trademarks, applications for such registrations, and all goodwill associated therewith, shall remain at all times the sole property of MM, and all use of the Trademarks shall inure to the benefit of MM. SunnComm agrees to assist in the registration of the Trademarks in the name of MM, in renewal and maintenance of such registrations and in such recording of MM as a user of the Trademarks as MM may reasonably request. Any costs incurred by SunnComm and approved in advance by MM in connection with such registration, maintenance or recording shall be reimbursed by MM. SunnComm shall not register any Trademarks in its own name or permit any third party to register any Trademarks in such party's name. Whenever SunnComm uses the Trademarks in any manner, SunnComm shall clearly indicate MM's or its licensors' ownership thereof, as the case may be. Notwithstanding the foregoing, SunnComm's use of the Trademarks on or in connection with any advertising, marketing, instruction or other material not provided by MM or provided by MM in English and translated by SunnComm into any other language or languages shall be subject to the prior written approval of MM.

     3.4 Covenants and Duties of MM.

     (a) Promotion of Products. MM will use its best efforts to promote and maximize the licensing and use of the Products throughout the world. In furtherance of, but without limiting the generality of the foregoing, MM agrees to:

          (i) diligently seek out prospective licensees for the Products;

          (ii) diligently conduct demonstrations of Products;

          (iii) assist SunnComm in conducting trade shows and sales promotional campaigns;

          (iv) assist SunnComm in assessing customer-requested modifications and improvements to the Products;

          (v) distribute advertising and marketing literature supplied by SunnComm in accordance with Section 3.5(a) of this Agreement;

          (vi) in all correspondence or other dealings relating to or concerned with the Products, clearly indicate that it is acting as marketing representative and not as author or developer of the Products; and

          (vii) inform SunnComm promptly of any information received by MM which is likely to be of interest, use or benefit to SunnComm relating to marketing, support or development of the Products.

     (b) Sales Approach; Agreements with Customers. MM will in all cases be responsible for making the initial presentation of Products to Customers. MM and SunnComm will determine by mutual agreement when it is appropriate for SunnComm personnel to participate in sales opportunities. Notwithstanding the foregoing, however, negotiation of the terms and conditions under which Products are licensed to Customers shall be determined by MM; provided that SunnComm shall consent to such terms and conditions, such consent not to be unreasonably withheld or delayed, and that SunnComm shall be the party to any agreements with Customers (each, a "Customer Agreement"). In no event shall MM purport to, or represent itself as having the authority to, make commitments on behalf of SunnComm.

     (c) Other Products. MM agrees that, during the term of this Agreement, it will not market, distribute or recommend products that are competitive with the Products ("Competing Products") or work with any other company with respect to Competing Products.

     (d) Trial Licenses. MM shall not provide trial or evaluation copies of the Products to Customers or others without the prior written consent of SunnComm. All trial or evaluation copies of the Products authorized by SunnComm shall be provided in accordance with the terms of this Agreement, and shall be provided for no more than six months.

     (e) Sales Leads. SunnComm shall promptly advise MM in writing of any distribution leads or potential Customers of which it becomes aware. SunnComm shall not deal directly with such Customers except as expressly contemplated hereby.

     (f) No Solicitation. MM agrees that during the term of this Agreement and for one year after any expiration or termination of this Agreement, MM will not, directly or indirectly, recruit, solicit or induce (or attempt to do any of the foregoing), any specific employee or employees of SunnComm to terminate such employee's employment with, or otherwise cease their relationship with, SunnComm without the prior written consent of SunnComm.

     (g) Adverse Comments. MM agrees that during the term of this Agreement and thereafter, MM shall not comment in a negative fashion about SunnComm or any of the Products or services provided hereunder.

     3.5 Covenants and Duties of SunnComm.

     (a) Provision of Marketing Materials. SunnComm will provide to MM, at no cost to MM, copies of English language advertising and marketing materials generally released by SunnComm relating to the Products ("Marketing Materials") for distribution and use by MM in accordance herewith. MM may make and distribute a reasonable number of copies of the then-current versions of any Marketing Materials delivered to MM by SunnComm, provided that MM shall not use or distribute any Marketing Materials identified as rescinded by SunnComm. MM may translate the Marketing Materials into any other language or languages as necessary to effectively market the Products.

     (b) Provision of Products. Upon execution of this Agreement, SunnComm shall provide to MM one copy of each of the Products for use in accordance with this Agreement and shall provide to MM one copy of all additional Products at the time of development.

     (c) New Versions. SunnComm may from time to time and at its sole discretion release a new version (the "New Version") of any Product or Products, which new version shall supersede the prior version (a "Superseded Version"). In the event that SunnComm releases a New Version, SunnComm may cease to maintain or support the Superseded Version at any time after ninety (90) days following the release of the New Version. Upon notice to MM by SunnComm of the availability of the New Version, MM may not market the Superseded Version without the prior written approval of SunnComm.

     (d) Updates; New Products. SunnComm shall promptly provide MM with all updates, corrections, enhancements, and new versions (each, a "New Version," which supersedes a "Superseded Version") of the Products for purposes of exploitation pursuant to the terms of this Agreement. In the event any Products become part of a "bundle," are "displaced" by a similar product, are packaged with additional products such that such Product(s) are no longer offered as a separate product, are renamed, or are unbundled into separate products, such new or other products shall automatically be deemed to be Products covered by this Agreement. In the event that SunnComm releases a New Version, SunnComm may cease to maintain or support the Superseded Version at any time after ninety (90) days following the release of the New Version. Upon notice to MM by SunnComm of the availability of the New Version, MM may not market the Superseded Version without the prior written approval of SunnComm. All new products developed by SunnComm which are in any way related to the Products shall automatically be deemed "Products" hereunder without any further action by either party hereto.

     (e) Marketing Support. SunnComm will provide reasonable assistance to support MM's marketing efforts. Without limiting the generality of the foregoing, SunnComm will (i) attend sales calls and/or presentations with MM as reasonably requested by MM and agreed to by SunnComm in connection with the presentation of Products; (ii) provide reasonable support and aid in any response to a request for a proposal to which a response is prepared by MM involving one or more Products; (iii) provide reasonable support and assistance with any field trial of one or more Products; and (iv) keep MM reasonably informed of the status of significant product enhancements or new products.

     3.6 Installation, Training and Support. Upon reaching each Customer Agreement as set forth in section 3.4(b), SunnComm shall be responsible for installation of all Products, training of the Customer, maintenance of Products and systems used in connection with the products, and support for the Products. SunnComm shall deal directly with each Customer for purposes of providing and supporting the Products from and after the time a Customer Agreement is reached with each such Customer.

     3.7 Prices, Licensing Fees and Royalties.

     (a) Price. Each Customer Agreement shall provide for prices for Products as determined by SunnComm.

     (b) Licensing Fees and Royalties.

          (i) Initial License Fee. MM has previously paid to SunnComm an initial license fee in the amount of $2,030,000 pursuant to the Original Agreement.

          (ii) Amount of Royalty Payments. MM shall pay royalties to SunnComm in an amount equal to (i) to the extent that any amounts are owing by SunnComm to MM under Section 8.03(b) or 8.03(d) of the Merger Agreement, 100% of the Gross Licensing Revenues (determined in accordance with Generally Accepted Accounting Principles consistently applied) realized on any and all sales or sublicenses of any Products or future developments thereto and (ii) following payment in full of amounts owing by SunnComm to MM under Section 8.03(b) or 8.03(d) of the Merger Agreement, if any, 50% of the Gross
     Licensing Revenues, (determined in accordance with Generally Accepted Accounting Principles consistently applied) realized on any and all sales or sublicenses of any Products or future developments thereto.

          (iii) Minimum Monthly Royalty. Commencing the earlier of July 1, 2006 or such date as any amounts are owing by SunnComm to MM under Section 8.03(b) or 8.03(d) of the Merger Agreement, MM shall pay to SunnComm a minimum monthly royalty of One Hundred Fifty Thousand Dollars ($138,000) to be applied against current and future royalties owed to SunnComm, and a monthly administrative support fee of Twelve Thousand Dollars ($12,000). In the event that such minimum monthly royalties exceed the amount that would otherwise be due to SunnComm in accordance 3.7 (b) (ii) above, SunnComm shall pay an interest charge of five percent (5%) per annum, to be offset against future royalties otherwise to be owed to SunnComm. Notwithstanding anything to the contrary contained herein, the minimum monthly royalty payments required by this paragraph shall not be reduced by reason of the fact that any amounts may be owing by SunnComm to MM under Section 8.03(b) or 8.03(d) of the Merger Agreement.

               (c) Payment. Each Customer Agreement shall provide for payment by the Customer to SunnComm. SunnComm shall be responsible for collection of all fees from Customers. SunnComm shall remit royalties due to MM monthly and reconcile with MM on a quarterly basis, within thirty (30) days after the end of each calendar quarter, with a detailed accounting of the calculation of the amounts remitted.

          3.8 Records, Right to Audit.

          (a) SunnComm Reports. SunnComm shall report to MM the following information:

               (i) within thirty (30) days after the end of each calendar quarter, a list of all Products licensed to Customers during the preceding quarter;

               (ii) on a quarterly basis, a rolling forecast of orders for each Product; and

               (iii) such other information relating to the marketing of the Products as SunnComm shall reasonably request from time to time.

     (b) Business Records; Right to Audit and Copy. During the term of this Agreement and for a period of two (2) years thereafter, SunnComm shall maintain accurate records relating to its performance of its obligations under this Agreement ("Business Records"). During the later of five (5) years thereafter or until SunnComm's obligation to MM is paid in full, MM or its designee shall have the right, at its own expense and under reasonable conditions of time and place, to from time to time audit the Business Records. In the event of judicial or governmental order or decree, SunnComm shall immediately make copies of the Business Records available to MM either at SunnComm's principal place of business or by forwarding such copies to MM, as instructed by MM.

     3.9 Source Code Escrow. On or within five (5) business days after the date of execution of this Agreement, SunnComm shall deposit the source code for the Products and any associated documentation, and all up-dates thereto ("Source Code") with an escrow agent agreed upon by the parties (the "Escrow Agent") and on the date of effectiveness of this Agreement shall execute and deliver a Source Code Escrow Agreement substantially in the form of Schedule D attached hereto. The Source Code shall be released from escrow upon the occurrence of any one of the following events: (a) SunnComm making an assignment for the benefit of its creditors; (b) the filing for relief by SunnComm of its creditors under any voluntary or involuntary bankruptcy or insolvency law relating to the reorganization of SunnComm's assets or the appointment of a trustee or receiver for SunnComm's property; (c) the cessation of operations, liquidation or dissolution of SunnComm; or (d) termination of this Agreement by MM pursuant to
Section 9 hereof. SunnComm hereby agrees to pay the Escrow Agent's fees for Source Code deposited pursuant to this Section 3.9. Once Source Code is deposited with the Escrow Agent, the deposit shall be updated by SunnComm no less than quarterly with the current version of the Source Code.

     3.10 Assignment of Revenues. In consideration of the mutual covenants contained herein, SunnComm hereby assigns to MM in accordance with Section 3.7 of this Agreement, in perpetuity, all revenues derived from the following:

     (a) that certain Copy Protection Agreement dated May 30, 2003, by and between SunnComm, as Licensor, and BMG Music, as Licensee; and

     (b) that certain Technology License Agreement dated December 2, 2003, by and between SunnComm, as Licensor and Sonopress, L.L.C., as Licensee; and

     (c) that certain Software Licensing Agreement dated January 12, 2004, by and between SunnComm, as Licensor and Immediatek, Inc. as Licensee; and

     (d) any and all other Agreements or contracts for revenue which SunnComm has or may obtain until its obligations under Section 3.7 (c) are fulfilled.

4. Previous Agreement Superseded. Upon effectiveness, this Agreement shall amend and restate in its entirety the Exclusive Marketing Agreement dated February 2, 2004 between the parties hereto, which shall be superseded hereby. Upon execution, this Agreement supersedes the First Amended and Restated Marketing Agreement dated June 11, 2005.

5. Confidentiality; Publicity.

     5.1  Confidential  Information.  The  confidentiality  provisions  of  this
Section 5 shall apply to all confidential and proprietary information disclosed by the parties to each other orally or in writing, including information disclosed prior to the date hereof, with respect to their respective businesses, operations and proprietary technologies ("Confidential Information"); provided, however, that for purposes of this Agreement, Confidential Information shall be deemed not to include information which at the time of disclosure or thereafter
(a) is generally available to the public (other than as a result of a disclosure by the receiving party), (b) is available to the receiving party on a nonconfidential basis from a source other than the disclosing party, provided such source is not and was not bound by a confidentiality agreement with the disclosing party or otherwise prohibited from transmitting such information to the receiving party by a contractual, legal or fiduciary obligation, (c) has been independently developed by the receiving party, as evidenced by its written records, or (d) which at the time of disclosure, and with respect to such disclosure only, is required to be disclosed pursuant to a requirement of law.

     5.2 Nondisclosure. Each party agrees, in addition to all the other protections provided in this Agreement, to limit disclosure of competitively sensitive information to those members of its senior management team and those Representatives (as hereinafter defined) whose evaluation or knowledge of such information is reasonably required with respect to the potential business transaction(s). MM and SunnComm mutually agree to hold each other's Confidential Information in strict confidence, to use it only for the purpose of pursuing a potential business transaction between them, and not to disclose such Confidential Information to any third party, except as provided herein, and to use its best efforts to protect such Confidential Information. MM and SunnComm may disclose each other's Confidential Information to their respective employees, accountants, financial advisors, outside counsel and other representatives with a bona fide need to know (collectively, "Representatives"), provided that prior to disclosing Confidential Information or any information described in Section 5.3 below to a Representative, MM or SunnComm, as the case may be, shall inform such Representative of the requirements of this Agreement and obtain from such Representative his or her agreement to be bound thereby.

     5.3 Nondisclosure of Negotiations. Without the prior written consent of the other party, and subject to Section 5.4 below, MM and SunnComm will not, and will direct their respective Representatives not to, disclose to any third party (other than a Representative in accordance with Section 5.2 above or to potential investors in MM or SunnComm in connection with an offering of securities of such company) either the fact that any investigations, discussions or negotiations are taking place concerning a potential business transaction between them, or that each of them has requested or received information from the other party, or any of the terms, conditions or other facts with respect to any such potential business transaction, including the status thereof.

     5.4 Required Disclosures. If MM or SunnComm or any of their respective Representatives is required by law to disclose any of the other party's Confidential Information or any of the terms, conditions or other facts with respect to the potential business transaction between MM and SunnComm, the party required to make such disclosure will promptly notify the other party of such requirement prior to making the disclosure. MM and SunnComm will then confer and use reasonable, good faith efforts to agree on a form and terms of disclosure reasonably acceptable to both MM and SunnComm in light of the circumstances under which the disclosure is required to be made, provided that if following such notice and conferring MM and SunnComm are unable to agree on a mutually acceptable form and terms of disclosure, then the party making the disclosure shall have no liability to the other party to the extent such disclosure is required by law provided such party makes reasonable efforts to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the other party's Confidential Information by the tribunal requiring disclosure.

     5.5 No Representations. MM and SunnComm understand and acknowledge that neither party is making any representations or warranties, express or implied, as to the accuracy or completeness of the Confidential Information, and neither MM, SunnComm nor the officers, directors, employees, stockholders, owners, affiliates or agents of either will have any liability to the party receiving Confidential Information resulting from such party's use of or reliance on the Confidential Information. Only those representations or warranties that are made in a definitive agreement between MM and SunnComm when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such agreement, will have any legal effect.

     5.6 Return or Destroy. Upon the written request of the other party, MM or SunnComm, as the case may be, shall return to the disclosing party, within ten days, all Confidential Information and all copies thereof if in written or other tangible form. Where impractical to return copies, such copies shall be destroyed. Within such ten-day period, if requested by the disclosing party, an affidavit of the receiving party, duly sworn by an officer of such party, shall be delivered to the disclosing party attesting to the return and destruction of all Confidential Information.

     5.7 Publicity. Except to the extent required by applicable securities laws, neither MM nor SunnComm shall, except with the prior written consent of the other party hereto, make any public announcement regarding the execution of this Agreement or make use of or mention of SunnComm or MM's or any of their respective clients' name, logo, or other trademarks, including, but not limited to, in any press release, marketing materials, website, or any other communications written or otherwise.

6. SunnComm Warranties. SunnComm represents and warrants to MM that:

     (a) Rights. SunnComm has the right to enter into this Agreement and grant to MM the rights granted herein.

     (b) Non-Infringement. SunnComm warrants that the Products, as delivered by SunnComm, do not infringe on any copyright, patent, or trade secret, and that SunnComm possesses full and sufficient right to license the use of the Products under this Agreement.

     (c) Limited Warranty. For a period of thirty (30) days from the date of delivery to the Customer the Products will perform substantially in accordance with the functional specifications set forth in the documentation provided with such Products. SunnComm's entire liability and the Customer's sole remedy under this warranty shall be to require SunnComm to use reasonable efforts to repair or replace the nonconforming Product. Any replacement Products will be warranted for the remainder of the original warranty period or thirty (30) days from the date of receipt by the Customer, whichever is longer. SunnComm shall have no obligation under this limited warranty unless a claim for breach of warranty is made within ten (10) days after the end of the applicable warranty period.

7. Limitation of Liability.

     In no event shall MM be liable for special, incidental, consequential or punitive damages, including, without limitation, any damages resulting from loss of data, loss of profits, loss of business or loss of goodwill arising out of or in connection with this Agreement or the performance of the Products, whether or not SunnComm or its licensors has been advised of the possibility of such damages.

8. Indemnification.

     8.1 Indemnification by MM. MM shall indemnify and hold harmless SunnComm and its officers, directors, employees and agents, from and against any and all claims, demands, liabilities, losses, costs and expenses (including reasonable attorneys fees and any fees of consulting professionals) of any kind whatsoever levied against or incurred by SunnComm, its officers, directors, employees or agents, arising directly or indirectly out of conduct of MM outside the scope of this Agreement or MM's failure to perform any of its obligations under this Agreement.

     8.2 Indemnification by SunnComm. SunnComm shall indemnify and hold harmless MM and its officers, managers, members, employees and agents, from and against any and all claims, demands, liabilities, losses, costs and expenses (including reasonable attorneys fees and any fees of consulting professionals) of any kind whatsoever levied against or incurred by MM, its officers, directors, employees or agents, arising directly or indirectly out of conduct of SunnComm outside the scope of this Agreement or SunnComm's failure to perform any of its obligations under this Agreement.

     8.3 Infringement Indemnity. Each party hereto shall immediately notify the other party of any infringements of rights in the Products which come to their attention. SunnComm shall defend or, at its option, settle, any claim, action or proceeding brought against MM that any Product infringes any United States patent, copyright or trade secret, and shall indemnify MM against all damages and costs finally awarded against MM in any such action or proceeding which results from any such claim. SunnComm shall have no liability under this Section
8.3 unless MM (a) promptly notifies SunnComm in writing of the claim, action or proceeding, (b) gives SunnComm full authority, information and assistance to defend such claim, action or proceeding, and (c) gives SunnComm sole control of the defense and settlement of such claim, action or proceeding and all negotiations relating thereto. MM retains the right to be present and represented by counsel, at its own expense, at all times during the litigation and/or other discussions related to the proceedings. If a Product or any part thereof becomes, or in SunnComm's opinion is likely to become, the subject of a valid claim of infringement or the like under any United States patent, copyright or trade secret law, SunnComm shall have the right, at its option and expense, either to obtain a license permitting the continued use of the Product or such part, to replace or modify it so that it becomes non-infringing, or to terminate the license granted herein to market the Product. SunnComm shall have no liability hereunder for any costs incurred or settlement entered into without its prior written consent. SunnComm shall have no liability hereunder with respect to any claim based upon (a) the combination of the Product with other products not furnished by SunnComm or (b) any addition or modification to the Product by any person or entity other than SunnComm.

9. Term and Termination.

     9.1 Term. Except for Section 3.7(b)(iii), which shall become effective as set forth in said Section, the term and effectiveness of this Agreement shall commence upon occurrence of any the events described in Section 2 hereof and shall continue in perpetuity, unless earlier terminated in accordance with this
Section 9 (the "Term") (and the parties hereby acknowledge that the following termination provisions apply only from and after the date of effectiveness of this Agreement).

     9.2 Termination for Default. Either party may, at its option, terminate this Agreement effective upon notice to the other party if the other party has materially breached any provision of this Agreement and has failed to cure the breach within thirty (30) days of notice of the breach, unless such breach is a breach of Section 5 hereof, in which case termination shall be immediate if the breach can not be cured. Notwithstanding the foregoing, if either party shall fail to fulfill any of its material obligations hereunder and the other party has previously sent two notifications to such party pursuant to this Section 9.2 of a failure to fulfill the same or similar obligations, the other party may, despite any remedy or cure of such breaches in the past by the defaulting party, terminate this Agreement by giving written notice of termination to the defaulting party, effective immediately upon its sending. In the event of such termination by MM due to SunnComm's default, MM shall be entitled to an immediate refund of all license fees paid hereunder.

     9.3 Termination for Insolvency. SunnComm may terminate this Agreement upon written notice to MM if MM is liquidated or dissolved, or becomes insolvent, or suffers a receiver, administrator or trustee to be appointed for it or any of its undertakings or assets, or is deemed to be unable to pay its debts or shall cease to carry on business, or makes a general assignment for the benefit of its creditors or institutes or has instituted against it any proceeding under any law relating to bankruptcy or insolvency or the reorganization or relief of debtors.

     9.4 Effect of Termination. Upon termination of this Agreement for any reason, MM shall immediately cease (i) marketing the Products, and (ii) using the Marketing Materials. The termination of this Agreement shall not affect the license grant set forth in Section 3.2 of this Agreement or terminate the obligations of MM set forth in Section 3.7(b)(iii) of this Agreement and SunnComm's obligations set forth in Section 3.7(c) of this Agreement.

     9.5 Effect of Termination on Customers. Any termination of this Agreement shall not affect any Customer Agreement, as long as the Customer is not in breach of such Agreement.

     9.6 Return of Promotional Material and Confidential Information. Within five days after expiration or termination of this Agreement, MM shall promptly
(i) submit to SunnComm a report including the information described in Section 3.8(a) of this Agreement for the period from the date of the last such report through the date of expiration or termination, (ii) return to SunnComm all copies of any Products, Confidential Information and Marketing Materials, (iii) to the extent any such Products, Confidential Information or Marketing Material can not be returned to SunnComm, erase or destroy all copies of such Products, Confidential Information and Marketing materials under MM's control, including all copies that are fixed or running in machines controlled by MM, and (iv) have an authorized representative of MM certify in writing to SunnComm that MM has complied with the requirements of this paragraph.

10. Dispute Resolution.

     10.1 Matters Covered. Any dispute, controversy or claim between the parties arising out of this Agreement, including any dispute as to the existence, construction, validity, interpretation, enforceability or breach of this Agreement (the "Dispute"), shall be exclusively and finally resolved as set forth hereafter.

     10.2 Meeting; Mediation. In the event of any such Dispute, a meeting (the "Meeting") shall be held in Phoenix, Arizona promptly between the parties, attended by individuals with decision-making authority regarding the Dispute to attempt in good faith to negotiate a resolution of the Dispute. If within thirty
(30) days after such Meeting the parties have not succeeded in resolving the Dispute, then the parties shall initiate non-binding mediation proceedings and submit the Dispute to a mutually acceptable third-party mediator in Phoenix, Arizona who is acquainted with dispute resolution methods. The parties will participate in good faith in the mediation and the mediation process. The mediation process shall be completed within sixty (60) days after the date of the Meeting.

     10.3 Arbitration. If the Dispute is not resolved by mediation, then either party may initiate a binding arbitration action conducted in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration
Association ("AAA"). The parties shall attempt to select a single neutral arbitrator to hear the Dispute. Such arbitrator need not be affiliated with the AAA. If the parties fail to agree on a single neutral arbitrator within ten (10) days of the filing of the demand for arbitration, then three neutral arbitrators shall be appointed in accordance with the Rules. The arbitration award shall be in writing and shall specify the factual and legal basis for the award. The arbitration shall be conducted in Phoenix, Arizona, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Neither party shall be entitled to seek or recover punitive damages in considering or fixing any award under these proceedings.

     10.4 Costs. The costs of the mediation and arbitration, including any mediator's fees, AAA administration fee, the arbitrator's fee, and costs for the use of facilities during the hearings, shall be borne equally by the parties. Attorneys' fees may be awarded to the prevailing or most prevailing party at the discretion of the arbitrator(s).

     10.5  Other.   Any  dispute   relating  to  or  in   connection   with  the
enforceability of these dispute resolution provisions shall be brought only in a court in Phoenix, Arizona for that purpose.

11. General.

     11.1 Independent Contractors. The relationship of SunnComm and MM shall be that of independent contractors and not employees, agents, joint venturers or partners. MM shall be solely responsible to determine the method, details and means of performing its services hereunder. MM assumes full and sole responsibility for the payment of all compensation and expenses of its employees and for all of their state and federal income tax, unemployment insurance, Social Security and other applicable employee withholdings. MM shall not hold itself out as an agent of SunnComm nor shall MM contract or otherwise make any commitments to any third party on SunnComm's behalf without SunnComm's prior consent.

     11.2 Entire Agreement. This Agreement (including any and all attachments hereto), constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, supersedes all prior oral and written communications between the parties with respect to the subject matter hereof, and may be amended, modified or changed only in writing when signed by both parties.

     11.3 Assignment. This Agreement may be assigned in whole or in part by MM pursuant to any merger, consolidation or other reorganization involving MM, without the consent of SunnComm. SunnComm may not assign or transfer this Agreement, in whole or in part, without the prior express written consent of MM. Agreement shall be binding upon, and shall inure to the benefit of, SunnComm and MM and each of their legal representatives, successors and permitted assigns.

     11.4 Waiver; Consent. No term of this Agreement will be deemed waived, and no breach of this Agreement excused, unless the waiver or consent is in writing signed by the party granting such waiver or consent.

     11.5 Governing Law. This Agreement, its construction and enforcement shall be governed by the laws of the State of Nevada, without giving effect to conflict of law principles.

     11.6 Severability. If any term or provision of this Agreement shall be found by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, the same shall not affect the other provisions hereof or the whole of this Agreement, but such terms or provisions shall be deemed modified to the extent necessary in the court's opinion to render such terms or provisions enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.

     11.7 Force Majeure. Neither party shall be liable to the other for any failure or delay in performance of its obligations hereunder on account of terrorist attacks, strikes, shortages, riots, insurrections, fires, floods, storms, explosions, earthquakes, acts of God, war, governmental action or any other cause which is beyond the reasonable control of such party.

     11.8 Notices. All notices, requests and other communications permitted or required under this Agreement must be in writing, and shall deemed to have been given if faxed (with transmission acknowledgement received), delivered personally or by overnight courier service, sent by electronic mail or mailed by certified or registered mail (return receipt requested) as follows:

         To SunnComm:      SunnComm International, Inc.
                                    668 North 44th Street, Suite 248
                                    Phoenix, Arizona 85008
                                    Facsimile: (602)267-7400
                                    Email: peter@sunncomm.com

                                    Attention:  Mr. Peter Jacobs

         With a copy to:   Wees Law Firm, L.L.C.
                                    411 N. Central Ave. Suite 520
                                    Phoenix, AZ 85004
                                    Facsimile:  (602) 288-1692
                                    Email:  jwees@azlitigation.com
                                    Attention:  James F. Wees


         To MM:            MediaMax Technology Corporation
                                    668 North 44th Street, Suite 233
                                    Phoenix, Arizona 85008
                                    Facsimile:
                                    Email:
                                    Attention:

         With a copy to:   The Feinberg Law Group, LLC
                                    57 River Street, Suite 304
                                    Wellesley, MA 02481
                                    Facsimile: 781-283-5776
                                    Email: dfeinberg@feinberglawgroup.com
                                    Attention: David H. Feinberg, Esq.

or to such other address, fax number or electronic mail address of which any party may notify the other parties as provided above. Notices shall be deemed given as of the date of any fax transmission acknowledgement, upon personal delivery or delivery by overnight courier service, receipt of any reply e-mail confirming delivery of such e-mail or five days after deposit of any certified or registered letter in the mail.



                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


SUNNCOMM INTERNATIONAL, INC.                   MEDIAMAX TECHNOLOGY CORPORATION


By ______________________________              By___________________________
     Name:                                          Name:
     Title:                                         Title:

































                                   SCHEDULE A
                             Description of Products



MediaMax CD and DVD copy management, content protection and enhancement technology. This technology provides an alternative, authorized process to play, move and share songs from music CDs in a legally approved and controlled process. It provides a compromise solution that delivers limited rights and enhanced features to CD buyers without allowing freedom to steal content from the artist, producer, or record label.


MediaCloq CD and DVD technology allowing personal copies while inhibiting unauthorized duplication of digital content

Perfect Placement is a product / service offering available through the MediaMax interface. It is a centrally-served direct response marketing environment which provides a mechanism for the record labels and artists to advertise their back catalogs, merchandise, web sites and take advantage of cross-promotional opportunities. Perfect Placement also allows record labels to generate third party ad revenue based on targeted advertising and sponsorships available through the MediaMax CD.

Other products currently under development are: MediaMax for DVDs, MediaMax in a standalone computer for Mastering Studios, MediaMax used in conjunction with a Music Kiosk that creates "protected CDs", MediaMax for CD+G (Karaoke CDs), MediaMax customized for confidential corporate audio/video content on CDs & DVDs.

                                   SCHEDULE B
                                   Trademarks


MEDAMAX (assigned to MM on 3/16/05) MEDIAMAX TECHNOLOGY (assigned to MM on 3/16/05) MEDIAMAX TECHNOLOGIES (assigned to MM on 3/16/05) MEDIAMAX CD3 PLAY IT LOUD, PLAY IT LEGAL PLAY MOVE SHARE SECURE BURN ON-THE-FLY TECHNOLOGY CD-V PROMOPLAY TUNESHARE MUSICMAIL STUDIOMAX CD-3 TECHNOLOGY EXPANDED EXPERIENCE DIGITAL CONTENT CLOAKING DC2 MEDIACLOQ SUNNCOMM

                                   SCHEDULE C

                            Assignment of Trademarks


           Assignment of TRADEMARKS AND Pending Trademark ApplicationS

     WHEREAS, SunnComm International, Inc., a Nevada corporation having its principal offices at 668 North 44th Street, Suite 248, Phoenix, Arizona 85008 , has adopted, used, is using and is the owner of the following trademarks for which applications either have not been filed or are now pending in the United States Patent and Trademark Office, as indicated below:

         Serial No.             Date of Filing       Trademark

             78567444            2/15/05          MEDIAMAX CD3
             78567439            2/15/05          PLAY IT LOUD, PLAY IT LEGAL
             78567436            2/15/05          PLAY MOVE SHARE
             78323443            11/5/03          SECURE BURN
             78442503            6/28/04          ON-THE-FLY TECHNOLOGY
             78389250            3/23/04          CD-V
             76384380            3/18/02          PROMOPLAY
             N/A                 N/A              TUNESHARE
             N/A                 N/A              MUSICMAIL
             N/A                 N/A              STUDIOMAX
             N/A                 N/A              CD-3 TECHNOLOGY
             N/A                 N/A              EXPANDED EXPERIENCE
             N/A                 N/A              DIGITAL CONTENT CLOAKING
             N/A                 N/A              DC2
             N/A                 N/A              MEDIACLOQ
             N/A                 N/A              SUNNCOMM

     WHEREAS, MediaMax Technology Corporation, a Nevada corporation, has entered into an agreement with SunnComm International, Inc. pursuant to which said trademarks and pending applications are to be assigned to MediaMax Technology Corporation

         NOW, THEREFORE, in consideration of the sum of one dollar and other good and valuable consideration, the receipt of which is hereby acknowledged, SunnComm International, Inc., hereby assigns to MediaMax Technology Corporation all right, title and interest in the United States in and to said trademarks and said applications therefor (where applicable), together with the goodwill of the business symbolized by said trademarks and the applications to register said trademarks (where applicable).

      Signed at Phoenix, Arizona, this ________ day of  _____________, 2005.

                                    SUNNCOMM INTERNATIONAL, INC.

                                    By:_____________________________________
                                       Print Name and Title:


_______________________________________
State of Arizona                       )
County of                              )   ss.
_______________________________________)


     On  this  _______  day of  __________________,  2005,  personally  appeared
_________________, to me known and known to me to be _____________ of SunnComm International, Inc., the assignor above named, and acknowledged that he executed the foregoing Assignment on behalf of the corporation pursuant to authority duly received.


Notary Public




























                                   SCHEDULE D

                          Source Code Escrow Agreement

     This Source Code Escrow Agreement, dated as of _________, 2005, by and among [ ] ("Escrow Agent") located at [ ]; MediaMax Technology Corporation, a Nevada corporation with a principal place of business at 668 North 44th Street, Suite 233, Phoenix, Arizona 85008 ("Beneficiary"), and SunnComm International, Inc., a Nevada corporation with a principal place of business at 668 North 44th Street, Suite 248, Phoenix, Arizona 85008 (the "Depositor").

                                    RECITALS:

A. Pursuant to a Marketing Agreement dated February 2, 2004, or a Second Amended and Restated Exclusive Marketing Agreement dated [ ] (the "Amended Agreement") (whichever such agreement is in effect, the "License Agreement"), Depositor has licensed to Beneficiary the marketing rights to certain proprietary technology in object code form as described in the License Agreement (the "Technology").

B. Depositor desires to ensure the availability to Beneficiary of the source code and all necessary proprietary information related to the Technology (the "Source Material") in the event any of the conditions set forth in Section 3 of this Agreement should occur.

C. The Source Material is the proprietary and confidential information of Depositor, and Depositor desires to protect such ownership and confidentiality.

                                   AGREEMENT:

1. Delivery of Source Material to Escrow Agent. Within five days of the execution of this Agreement, Depositor shall deliver to Escrow Agent a parcel (the "Parcel") sealed by Depositor, which Depositor represents and warrants is the Source Material. At the time of the initial delivery to Escrow Agent and any supplementary deliveries to Escrow Agent Depositor shall also supply a fully executed description of the deposit in the form attached hereto as Annex A-1.

2. Acknowledgment of Receipt by Escrow Agent. Escrow Agent shall promptly acknowledge to Beneficiary and Depositor, in writing, the receipt of the Parcel and of any supplements to the Source Material which are added to the Parcel. Escrow Agent will provide an account status report to the Beneficiary and Depositor on a semi-annual basis.

3. Terms and Conditions of the Source Material Escrow. The Parcel shall be held by Escrow Agent upon the following terms and conditions:

     (a) In the event that Escrow Agent is notified by Beneficiary that any one or more of the events described in Section 3.9 of the Amended Agreement has occurred and is continuing (regardless of whether or not the Amended Agreement is in effect by its own terms) and that Beneficiary has given Depositor written notice of such event (the "Release Condition"), Escrow Agent shall immediately notify Depositor of its receipt of the Beneficiary's notice and shall provide a copy of such notice to Depositor promptly thereafter.

     (b) If Escrow Agent does not receive Contrary Instructions from Depositor, as defined below, within thirty (30) days of the giving of such notice to Depositor, Escrow Agent shall deliver a copy of the Source Material to the Beneficiary demanding delivery within sixty (60) days after the date of the Beneficiary's original notice to Escrow Agent. "Contrary Instructions" for the purposes of this Section 3 shall mean the filing of a notice with Escrow Agent by Depositor, with a copy to the Beneficiary demanding delivery, stating that the Release Condition has not occurred or has been cured.

     (c) If Escrow Agent does receive Contrary Instructions from Depositor within thirty (30) days of the giving of such notice to Depositor, Escrow Agent shall not deliver a copy of the Source Material to the Beneficiary, but shall continue to store the Parcel until: (1) otherwise directed by the Depositor and Beneficiary jointly, (2) Escrow Agent has received notice of the resolution of the dispute by a court of competent jurisdiction, or (3) Escrow Agent has deposited the Parcel with a trustee selected by a court of competent jurisdiction for the purpose of determination of its obligations under this Agreement.

     (d) Upon receipt of Contrary Instructions from Depositor, Escrow Agent shall have the absolute right, at Escrow Agent's election to file an action in interpleader requiring the Depositor and Beneficiary to answer and litigate their several claims and rights among themselves. Escrow Agent is hereby authorized to comply with the applicable interpleader statutes of the State of Nevada in this regard.

4. Term of Agreement. This Agreement shall remain in effect for so long as either License Agreement is in effect.

5. Compensation of Escrow Agent. Depositor agrees to pay Escrow Agent reasonable compensation for the services to be rendered hereunder, in accordance with Escrow Agent's then current schedule of fees, and will pay or reimburse Escrow Agent upon request for all reasonable expenses, disbursements and advances, including duplication charges and reasonable attorneys' fees, incurred or made by it in connection with carrying out its duties hereunder.

6. Limitation of Duties of Escrow Agent. Escrow Agent undertakes to perform only such duties as are expressly set forth herein. Escrow Agent has no knowledge of, and makes no representations with respect to, the contents or substance of the Parcel, the Technology or the Source Material.

7. Limitation of Liability of Escrow Agent. Escrow Agent may rely on and shall sustain no liability as a result of acting or refraining from acting upon any written notice, instruction or request furnished to Escrow Agent hereunder which is reasonably believed by Escrow Agent to be genuine and to have been signed or presented by a person reasonably believed by Escrow Agent to be authorized to act on behalf of the relevant party hereto. Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement. Escrow Agent may consult with counsel of its own choice, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder, in good faith and in accordance with the opinion of such counsel.

8. Indemnification of Escrow Agent. Depositor and Beneficiary shall jointly and severally indemnify, defend, and hold harmless Escrow Agent and its agents and employees (collectively, "Escrow Agent") from any and all claims, demands, liability, costs and expenses (including attorneys' fees) incurred by Escrow Agent directly or indirectly arising from or relating to the Source Material and/or Escrow Agent's performance of its duties under this Agreement.

9. Record Keeping and Inspection of Source Material. Escrow Agent shall maintain complete written records of all materials deposited by Depositor pursuant to this Agreement. During the term of this Agreement, Depositor shall be entitled at reasonable times during normal business hours and upon reasonable notice to Escrow Agent to inspect the records of Escrow Agent maintained pursuant to this Agreement and to inspect the facilities of Escrow Agent and the physical condition of the Source Material.

10. Technical Verification. Beneficiary reserves the option to request Escrow Agent to verify the Source Material for completeness and accuracy. Escrow Agent may elect to perform the verification at its site or at the Depositor's site. Depositor agrees to cooperate with Escrow Agent in the verification process by providing its facilities and computer systems and by permitting Escrow Agent and at least one employee of Beneficiary to be present during the verification of Source Material.

11. Restriction on Access to Source Material. Except as required to carry out its duties hereunder, Escrow Agent shall not permit any Escrow Agent employee, Beneficiary or any other person access to the Source Material, unless consented to in writing by Depositor. Escrow Agent shall use its best efforts to avoid unauthorized access to Source Material by its employees or any other person.

12. Updates of the Source Material.

     (a) Depositor shall provide promptly as developed from time to time, supplements of the Source Material, which shall include modifications, updates, new releases and documentation.

     (b) A representative of Escrow Agent shall add such supplements into the Parcel containing the Source Material without removing the Source Material.

     (c) Depositor shall send to Escrow Agent a duplicate of the Source Material within three (3) days after receiving written notice from Escrow Agent that the Source Material has been destroyed or damaged.

     (d) All supplements to Source Material and duplicate Source Material shall be subject to the terms and provisions of this Agreement.

13. Bankruptcy. Depositor and Beneficiary acknowledge that this Agreement is an "agreement supplementary to" the License Agreement as provided in Section 365
(n) of Title 11, United States Code (the "Bankruptcy Code"). Depositor acknowledges that if Depositor, as a debtor in possession or a trustee in Bankruptcy in a case under the Bankruptcy Code, rejects the License Agreement or this Agreement, Beneficiary may elect to retain its rights under the License Agreement and this Agreement as provided in Section 365 (n) of the Bankruptcy Code. Upon written request of Beneficiary to Depositor or the Bankruptcy Trustee, Depositor or such Bankruptcy Trustee shall not interfere with the rights of Beneficiary as provided in the License Agreement and this Agreement, including the right to obtain the Source Material from Escrow Agent.

14. Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given on the date notice is served personally or sent via facsimile with confirming transmittal report, one business day after the date if sent by overnight courier, or five (5) days after the date of mailing if sent registered mail, postage prepaid, return receipt requested, and addressed as follows or to such other address or facsimile number as either party may, from time to time, designate in a written notice given in like manner:

To Depositor:     SunnComm International, Inc.
                  668 North 44th Street, Suite 248
                  Phoenix, Arizona 85008
                  Facsimile: 602-267-7400

To Beneficiary:   MediaMax Technology Corporation
                  668 North 44th Street, Suite 233
                  Phoenix, Arizona 85008
                  Facsimile: 602-267-7400

To Escrow Agent:  [                    ]

15. Miscellaneous Provisions.

     (a) Waiver. Any term of this Agreement may be waived by the party entitled to the benefits thereof, provided that any such waiver must be in writing and signed by the party against whom the enforcement of the waiver is sought. No waiver of any condition, or of the breach of any provision of this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of such condition or breach. Delay or failure to exercise any right or remedy shall not be deemed the waiver of that right or remedy. (b) Modification or Amendment. Any modification or amendment of any provision this Agreement must be in writing, signed by the parties hereto and dated subsequent to the date hereof.

     (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

     (d) Headings; Severability. The headings appearing at the beginning of the sections contained in this Agreement have been inserted for identification and reference purposes only and shall not be used to determine the construction or interpretation of this Agreement. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     (e) Further Assurances. The parties agree to perform all acts and execute all supplementary instruments or documents which may be reasonably necessary to carry out the provisions of this Agreement.

     (f) Entire Agreement. This Agreement, including the attachments hereto, contains the entire understanding between the parties and supersedes all previous communications, representations and contracts, oral or written, between the parties, with respect to the subject matter hereof. It is agreed and understood that this document and agreement shall be the whole and only agreement between the parties hereto, with regard to these escrow instructions and the obligations of Escrow Agent herein, in connection with this Agreement, and shall supersede and cancel any prior instructions. Escrow Agent is specifically directed to follow these instructions only and Escrow Agent shall have no responsibility to follow the terms of any prior agreements or understandings.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  MediaMax Technology Corporation
                                  (Beneficiary)


                                  By:________________________________________

                                  Print Name and Title:


                                  SunnComm International, Inc. (Depositor)


                                   By:________________________________________

                                  Print Name and Title:


                                  [        ] (Escrow Agent)


                                  By:________________________________________

                                  Print Name and Title:

                                    ANNEX A-1

                             DESCRIPTION OF DEPOSIT

Below is a description of the deposit and the acknowledgment that the deposit arrived at Escrow Agent in good order. It is completed by the Depositor and visually inspected by Escrow Agent. A copy of this form will be shared with Beneficiary. (As multiple deposits are made please make copies of this form and number them appropriately. For example, the initial deposit will be Annex "A-1," the next "A-2" and so on.)

1. Source Material Deposit

Product Name and Description:
Version:

2. Type of Media

-there can be more than one type (e.g., diskette, tape, hard copy materials, etc.)
-please include the quantity of type (i.e. two (2) diskettes)

________________________________________________________________________________

3. Please check one of the following:

      Initial Deposit____     Supplemental____        Replacement____*
      *If Replacement then:   Destroy Deposit_____ or Return Deposit_____

________________________________________________________________________________

Completed by:                          Visually verified by:

DEPOSITOR                              ESCROW AGENT

By: ______________________________     By:___________________________________

Name:_____________________________     Name:_________________________________

Title:____________________________     Title:________________________________

Date:_____________________________     Date:_________________________________